CAUSE NO. ______________

PETROLIA ENERGY CORPORATION and PETROLIA CANADA CORPORATION,	§	IN THE DISTRICT COURT OF
	§	
Plaintiffs,	§	
	§	
v.	§	HARRIS COUNTY, TEXAS
	§	
JOVIAN PETROLEUM CORPORATION, ZEL KHAN, and QUINTEN BEASLEY,	§	
	§	
Defendants.	§	_____ JUDICIAL DISTRICT

PLAINTIFFS' ORIGINAL PETITION

Plaintiffs Petrolia Energy Corporation ("Petrolia") and Petrolia Canada Corporation ("Petrolia Canada") file this Original Petition against Jovian Petroleum Corporation ("Jovian"), Zel Khan ("Khan"), and Quinten Beasley ("Beasley") (collectively "Defendants").

DISCOVERY CONTROL PLAN

1. Plaintiffs intend to conduct discovery under Level 2 of Texas Rule of Civil Procedure 190.3.

THE PARTIES

2. Plaintiff Petrolia Energy Corporation is a Texas corporation headquartered in Houston, Texas. Plaintiff has standing to file this lawsuit.

3. Plaintiff Petrolia Canada Corporation is a Canadian corporation headquartered in Calgary, Alberta, Canada. Plaintiff has standing to file this lawsuit.

4. Defendant Jovian Petroleum Corporation is a Texas corporation headquartered in Houston, Texas. Jovian can be served with citation and Plaintiff's

Original Petition through its registered agent, Business Filings Incorporated, at its registered address, 701 Brazos Street, Suite 720, Austin, Texas 76102.

5. Defendant Zel Khan is an individual residing in Calgary, Alberta, Canada and in Houston, Texas. Upon information and belief, Khan was formerly known as Faisal Chaudhary. Khan can be served with citation and Plaintiff's Original Petition through his Houston counsel, or at Suite 800, 215 – 9th Avenue SW, Calgary AB T2P 1K3, Canada.

6. Defendant Quinten Beasley is an individual residing in Calgary, Alberta, Canada. Beasley can be served with citation and Plaintiff's Original Petition at Suite 800, 215 – 9th Avenue SW, Calgary, AB T2P 1K3, Canada, or at 3763 Utah Drive NW, Calgary, AB T3C 1C9, Canada.

JURISDICTION AND VENUE

7. This Court has jurisdiction over this matter as the amount in controversy is within this Court's jurisdictional limits.

8. Venue is proper in Harris County, Texas because the events that form the basis of this action occurred in Harris County, Texas.

SUMMARY

9. During Khan's tenure as CEO of Petrolia, he repeatedly failed to act in the best interests of the company and its shareholders. Khan engaged in numerous actions and omissions that significantly harmed Petrolia. Many of these actions were designed to benefit Khan himself, or his affiliated parties, over the interests of the company. Khan also failed to disclose material matters and transactions to Petrolia's Board of Directors and shareholders. Khan's actions amount to fraud, breach of fiduciary duty, and breach of contract.

10. During Beasley's tenure as senior vice president and director of Petrolia Canada, he acted in his own interests at the expense of Petrolia Canada's interests. Beasley failed to disclose numerous transactions to Petrolia's Board of Directors and shareholders. Beasley also entered into related party transactions without disclosure or approval. Beasley's actions amount to fraud, breach of fiduciary duty, and breach of contract.

11. Jovian breached its line of credit agreement with Petrolia by failing to submit payments to lenders, including affiliated parties, while simultaneously increasing its line of credit in the amount of such supposed payments. Jovian's actions amount to fraud and breach of contract.

FACTUAL BACKGROUND

12. Defendant Khan served as Chief Executive Officer ("CEO") for Petrolia until 2021.

13. During his tenure as CEO, Khan committed numerous breaches of his obligations to Petrolia pursuant to his employment agreement and Petrolia's operating agreement and policies.

14. Khan repeatedly did not act in the best interests of the company or its shareholders. Khan engaged in numerous actions and omissions that were not intended to benefit Petrolia. Rather, many of these actions were designed to benefit Khan himself, or his affiliated parties, over the interests of the company.

15. For example, Khan failed to disclose material matters to Petrolia's Board of Directors ("Board") and to Petrolia's shareholders as he was obligated to do.

16. Khan also signed loan agreements binding Petrolia to loan sums totaling over $4,000,000.00. Some of these loan agreements were not disclosed to the Board and did not receive Board approval.

17. In addition, Khan oversubscribed security interests on assets and collateral in connection to the loan agreements he signed. Specifically, security interests for loan agreements were knowingly overallocated for three Petrolia assets: Utikuma, Twin Lakes, and SUDS. This course of action evidences intent on Khan's part to deceive both Petrolia and its lenders.

18. Problematically, Khan signed several agreements with companies that both he and his immediate family members and business associates held an interest in, and he did so without Board approval. These actions formed a conflict of interest in direct contravention of generally accepted business practices, reporting requirements of public companies, Khan's contractual obligations, and Petrolia's Related Party Transaction Policy. *See* Exhibit 1; Related Party Transaction Policy.

19. On July 31, 2018, Khan signed a consulting agreement with Defendant Beasley's company, Critical Update Inc. Exhibit 2; Consulting Agreement. Pursuant to the agreement, Beasley was to serve as both a consultant for Petrolia Canada and senior vice president, director, and registered agent of Petrolia Canada. *Id.*

20. Beasley served as senior vice president and director for Petrolia Canada until 2021.

21. On September 17, 2018, Petrolia and Emmett Lescroart entered into a loan agreement by which Petrolia would borrow $200,000.00 to acquire a three percent working interest in the Cuthbert Assets, which were three former Cona Resources Ltd. leases in Alberta and Saskatchewan, Canada (collectively "Cona asset"). The security for the loan was Petrolia's Cona asset. The same day, Blue Sky Resources Ltd. ("BSR") assigned the same Cona asset to Petrolia in exchange for $150,000.00 CAD. Khan signed the BSR

assignment agreement on behalf of Petrolia. Also the same day, $150,000.00 CAD were transmitted via wire from Petrolia to BSR. The Director and CEO of BSR is Khan's father.

22. On February 2, 2019, Petrolia Canada entered into a $150,045.00 CAD loan agreement with FAQ Investments Inc. ("FAQ"). Khan signed the agreement on behalf of Petrolia Canada. Beasley signed the agreement on behalf of FAQ. Exhibit 3; FAQ Loan Agreement. Beasley at the time served as senior vice president and director of Petrolia Canada and Managing Director of FAQ Investments. This material contractual agreement was entered into on behalf of Petrolia Canada without receiving authorization from the Board or disclosing to shareholders. Khan did not disclose the transaction as an affiliated party transaction and thus the Board was not aware of the affiliated party transaction with FAQ. Additionally, Petrolia has no record of receiving $150,045.00 CAD from FAQ.

23. Beasley filed the FAQ loan agreement with the Government of Alberta Personal Property Registry. Pursuant to the FAQ loan agreement, Petrolia would borrow money to acquire the same Cona asset as in the September 17, 2018 loan agreement. The security for the loan was again the three percent working interest in Petrolia's Cona asset.

24. Beasley also served as President of Defendant Jovian Petroleum Corporation ("Jovian"). In 2019, Beasley signed at least two letters addressed to Petrolia on Jovian letterhead claiming that Jovian made payments on behalf of Petrolia totaling approximately $300,000.00. The Jovian line of credit was subsequently increased by approximately $300,000.00. At least one of the recipients later claimed they never received the Jovian payment made on behalf of Petrolia.

25. The Jovian line of credit was recently reviewed by an accountant and seven transactions were flagged as questionable. *See* Exhibit 4; Jovian Line of Credit Inquiry.

Specifically, in some cases, the alleged recipients of payments claimed that they were never actually paid. In other cases, the Jovian line of credit was increased but there was not any available evidence that Petrolia or Petrolia Canada ever actually received the funds in question. *Id.*

26. Khan, Beasley, and Carla Petty ("Petty") are all officers of Jovian who also held roles for Petrolia and Petrolia Canada.

27. Khan, as CEO of Petrolia, instructed Petty to combine the notes payable accounts of Jovian with those of BSR. Petty was acting as the Controller of Petrolia and an employee of BSR at the time. She was also an officer of Jovian.

28. Khan, as CEO of Petrolia, raised money for asset acquisitions. On multiple occasions, more money was raised than was needed for asset acquisition. Some of the additional funds raised were used to make payments to Jovian. On other occasions, money was used for a different purpose than it was raised for.

29. Khan has also deceptively instructed Petrolia to make a $763,752.00 payment to BSR that was described as Petrolia's 50% required bond payment to the Alberta Energy Regulator (AER) for 50% of the AER required bond deposit related to the Utikuma asset acquisition. The payment made to BSR was not used for its intended purpose; rather, it was used by BSR to reimburse the Orphan Well Association for well plugging costs of insolvent companies associated with Ilyas Chaudhary, then Director of BSR and father of Khan.

30. Khan entered into a material lending agreement with BSR, an affiliated party, and Prairie Sky Resources that was never approved by the Board, nor disclosed to Petrolia shareholders. The agreement has caused financial harm to Petrolia.

31. On February 10, 2020, under Khan's stewardship, the District Court of Creek County, Oklahoma entered a default judgment against Petrolia in the amount of $1,988,372.00, plus interest, attorney's fees, and costs after Petrolia failed to answer a lawsuit filed in that court by LazyDRanch. This lawsuit was not disclosed to the Board until after the default judgment was entered by the court.

32. In addition, litigation was filed against Petrolia by two plaintiffs in a dispute in connection to Petrolia's Twin Lakes asset.

33. Also under Khan's stewardship, Petrolia's Twin Lakes San Andreas Unit ("TLSAU") Agreement was terminated by the State of New Mexico Commissioner of Public Lands on August 28, 2019. This information was not communicated to the Board. It was also not disclosed to Petrolia's shareholders.

34. On July 27, 2020, Khan agreed to a Stipulated Declaratory Judgment whereby the majority of the leased acreage in the TLSAU was terminated as part of the agreement. This agreement was not communicated to the Board nor disclosed to Petrolia's shareholders. In addition, the agreement was not disclosed to Petrolia's independent reserve engineer and consequentially a reserve report was issued for year-end 2020 with an overstated reserves valuation of over $1,000,000.00.

35. On April 28, 2021, Petrolia received a Notice of Violation from the New Mexico Oil Conservation Division (the "OCD"). This information likewise was not disclosed to the Board or shareholders. As a result of the alleged violations, the OCD proposed the following sanctions on Petrolia: (1) plug and abandon 25 wells; (2) provide an additional $500,000.00 in financial assurance; (3) terminate Petrolia's authority to transport oil from the wells; and (4) assess penalties of over $30,000.00.

36. Khan orchestrated a $406,000.00 note payable with an affiliated party. Over the course of two years, the note payable balance was reduced to zero through a series of accounting journal entries led by Khan and Petty. In 2021, the lender made a claim against Petrolia that no payments had been made against the $406,000.00 note payable and the principal and interest owed was over $500,000.00. The claim by the affiliated party has still not been resolved, yet the Petrolia accounting books show the note payable balance to the affiliated party as zero.

CAUSES OF ACTION

FRAUD
Against All Defendants

37. The foregoing paragraphs of this petition are incorporated herein as if set forth verbatim.

38. A defendant commits fraud if he (1) makes a material misrepresentation that was false; (2) the defendant knew the representation was false or made it recklessly without regard to the truth; (3) the defendant intended to induce the plaintiff to act upon the misrepresentation; and (4) the plaintiff actually and justifiably relied on the misrepresentation, causing the plaintiff injury. *Ernst & Young, L.L.P. v. Pacific Mut. Life Ins. Co.*, 51 S.W.3d 573, 577 (Tex. 2001).

39. Khan made multiple and repeated material misrepresentations in the course of carrying out his actions to bind Petrolia to loan agreements, overallocate security interests on those loans, and engage in self-dealing by entering agreements with companies both he, immediate family members, and business associates held an interest in. Petrolia suffered economic damages as a result of relying on Khan's misrepresentations.

40. Beasley made material misrepresentations in the course of his tenure as senior vice president and director of Petrolia Canada, including entering into fraudulent agreements with parties that he had a material commercial interest in.

41. Jovian has made material misrepresentations in the course of its fraudulent business dealings with Petrolia and Petrolia Canada.

BREACH OF CONTRACT
Against All Defendants

42. The foregoing paragraphs of this petition are incorporated herein as if set forth verbatim.

43. A breach of contract claim in Texas has four elements: (1) the existence of a valid contract; (2) performance or tendered performance by the plaintiff; (3) breach of the contract by the defendant; and (4) damages sustained by the plaintiff as a result of the breach. *Wright v. Christian & Smith*, 950 S.W.2d 411, 412 (Tex. App.—Houston [1st Dist.] 1997, no writ).

44. Khan committed numerous breaches of his obligations to Petrolia pursuant to his employment agreement and Petrolia's operating agreement and policies.

45. Beasley committed numerous breaches of his obligations to Petrolia Canada pursuant to his employment agreement and Petrolia's operating agreement and policies.

46. In addition, Jovian breached its obligations under its line of credit agreement with Petrolia.

BREACH OF FIDUCIARY DUTY
Against Defendants Khan and Beasley

47. The foregoing paragraphs of this petition are incorporated herein as if set forth verbatim.

48. A corporate officer in Texas owes a fiduciary duty to his company to not engage in self-dealing. In addition, the fiduciary should deal fairly and honestly, act in good faith and with loyalty to the company, act with integrity, fully disclose facts, and deal with the company with candor.

49. Khan breached his fiduciary duty to Petrolia in that he acted in his own interests at the expense of his employer's interests.

50. In addition, Khan failed to disclose numerous transactions and events to Petrolia's Board, investors, and shareholders. Khan also entered into related party transactions without disclosure or approval.

51. Beasley breached his fiduciary duty to Petrolia and Petrolia Canada in that he acted in his own interests at the expense of his employer's interests. Beasley failed to disclose numerous transactions to Petrolia's Board, investors, and shareholders. Beasley also entered into related party transactions without disclosure or approval.

JURY DEMAND

52. Plaintiff demands a jury trial.

DAMAGES AND PRAYER

WHEREFORE, PREMISES CONSIDERED, Plaintiffs seek monetary relief of more than $1,000,000. Plaintiffs respectfully request that the Court issue citation for Defendants to appear and answer, and that Plaintiffs be awarded a judgment against Defendants for the following:

a. Actual damages in the amount of lost revenue and economic losses;

b. Punitive damages;

c. Prejudgment and post-judgment interest;

d. Court costs;

e. Attorney's fees; and

f. All other relief to which Plaintiff is justly entitled.

Respectfully submitted,

/s/ Ahad Khan
Ahad Khan
Texas Bar No. 24092624
S.D. Texas ID No. 2981398
712 Main Street, Suite 900
Houston, TX 77002
(713) 401-3558 – Telephone
ak@ahadkhanlaw.com – Email

ATTORNEY FOR PLAINTIFFS
PETROLIA AND PETROLIA CANADA

EXHIBIT 1

Petrolia Energy Corporation
Related Party Transaction Policy

A. Introduction.

The Board of Directors recognizes that related party transactions present a heightened risk of conflicts of interest and/or improper valuation (or the perception thereof) and therefore has adopted this policy that shall be followed in connection with all related party transactions involving Petrolia Energy Corporation.

Under this policy, any "Related Party Transaction" shall be consummated or shall continue only if:

1. The Audit Committee if constituted by action of the Board of Directors or CFO shall approve or ratify such transaction in accordance with the guidelines set forth in the policy and if the transaction is on terms comparable to those that could be obtained in arm's length dealings with an unrelated third party
2. The transaction is approved by the disinterested members of the Board of Directors
3. The transaction involves compensation approved by the Company's Compensation Committee if constituted by action of the Board of Directors.

For these purposes, a "Related Party" is:

1. An executive officer (which includes each executive vice president and Section 16 officer) or director of the Company;
2. A shareholder owning in excess of five percent of the Company (or its controlled affiliates);
3. A person who is an immediate family member of a senior officer or director; and
4. An entity which is owned or controlled by someone listed in 1, 2 or 3 above, or an entity in which someone listed in 1, 2 or 3 above has a substantial ownership interest or control of such entity.

For these purposes, a "Related Party Transaction" is a transaction between the Company and any Related Party (including any transactions requiring disclosure under Item 404 of Regulation S-K under the Securities Exchange Act of 1934), other than:

1. Transactions available to all employees generally
2. Transactions involving less than $5,000 when aggregated with all similar transactions.

B. Approval by Board of Directors

The Board of Directors has determined that until such time as the Audit Committee has been constituted that approval of a majority of the disinterested members of the Board is best suited to review and approve Related Party Transactions. Accordingly, at each regularly scheduled Board meeting, management shall recommend Related Party Transactions to be entered into by the Company, including the proposed aggregate value of such transactions if applicable. After review, the Board shall approve or disapprove such transactions and at each subsequently scheduled meeting, management shall update the Board as to any material change to those proposed transactions.

In the event management recommends any further Related Party Transactions subsequent to a regularly scheduled Board meeting, such transactions may be presented to the Board for approval at the next scheduled meeting or preliminarily entered into by management subject to ratification by the Board; provided that if ratification shall not be forthcoming, management shall make all reasonable efforts to cancel or annul such transaction. Notwithstanding the post ratification procedure for Related Party Transactions provided herein, no Related Party Transaction where the amount equals or exceeds $60,000 shall be entered into without the prior approval the Board of Directors.

C. Corporate Opportunity

The Board recognizes that situations exist where a significant opportunity may be presented to management or a member of the Board of Directors that may equally be available to the Company, either directly or through referral. Before such opportunity may be consummated by a Related Party, such opportunity shall be presented to the Board of Directors of the Company for consideration.

D. Disclosure

All Related Party Transactions are to be disclosed in the Company's applicable filings as required by the Securities Act of 1933 and the Securities Exchange Act of 1934 and related rules. Furthermore, all Related Party Transactions shall be disclosed to the full Board of Directors.

EXHIBIT 2

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the "Agreement") is dated this 31st day of July, 2018.

CLIENT

Petrolia Canada Corporation

335, 1500 - 14 Street SW
Calgary, AB T3C 1C9

(the "Client")

CONSULTANT

Critical Update Inc. c/o Quinten Beasley

320, 1500 - 14 Street SW
Calgary, AB T3C 1C9

(the "Consultant")

BACKGROUND

A. The Client is of the opinion that the Consultant has the necessary qualifications, experience and abilities to provide consulting services to the Client.

B. The Consultant is agreeable to providing such consulting services to the Client on the terms and conditions set out in this Agreement.

IN CONSIDERATION OF the matters described above and of the mutual benefits and obligations set forth in this Agreement, the receipt and sufficiency of which consideration is hereby acknowledged, the Client and the Consultant (individually the "Party", and collectively the "Parties" to this Agreement) agree as follows:

SERVICES PROVIDED

1. The Client hereby agrees to engage the Consultant to provide the Client with the consulting services set out in Schedule A to this Agreement (the "Services").
2. The Services will also include any other tasks that the Parties may agree on in writing.
3. The Consultant hereby agrees to provide the Services to the Client.

TERM OF AGREEMENT

1. The term of this Agreement (the "Term") will be from May 17, 2018 to May 16, 2019, unless otherwise terminated pursuant to this Agreement.

2. At end of the fixed term outlined in this agreement, this agreement automatically converts to a month-to-month basis.
3. In the event that either Party wishes to terminate this Agreement, that Party will be required to provide 2 weeks written notice to the other Party.
4. In the event that either Party breaches a material provision under this Agreement, the non-defaulting Party may terminate this Agreement immediately and require the defaulting Party to indemnify the non-defaulting Party against all reasonable damages.
5. Except as otherwise provided in this Agreement, the obligations of the Consultant will end upon the termination of this Agreement.

CURRENCY

6. Except as otherwise provided in this Agreement, all monetary amounts referred to in this Agreement are in CAD (Canadian Dollars).

COMPENSATION

7. The Consultant will charge the Client for the Services at the rate of $5000.00 flat fee per month ("Compensation"). The number of hours per week of Services to be rendered will be agreed upon by the Parties.
8. The Consultant will paid monthly and will invoiced separately upon request.
9. The Client Invoices will be payable by the Client upon receipt.
10. The Compensation as stated in this Agreement does not include sales tax, or other applicable duties as may be required. Any sales tax and duties required by law will be charged in addition to the Compensation.
11. The Consultant will be responsible for remitting GST.

CONFIDENTIALITY

12. Confidential information (the "Confidential Information") refers to any data or information relating to the business of the Client which would reasonably be considered to be proprietary to the Client including but not limited to, accounting records, business processes, and client records and that is not generally known in the industry of the Client and where the release of that Confidential Information could reasonably be expected to cause harm to the Client.

13. The Consultant agrees that they will not disclose, divulge, reveal, report or use, for any purpose, any Confidential Information which the Consultant has obtained, except as authorized by the Client or as required bylaw. The obligations of confidentiality will apply during the Term and will end on to termination of this Agreement except in the case of any Confidential Information which is a trade secret in which case those obligations will last 5 years from termination.
14. All Confidential Information disclosed or provided by the Client to the Consultant under this Agreement is considered confidential regardless of whether it was provided before or after to date of this Agreement or how it was provided to the Consultant.

OWNERSHIP OF INTELLECTUAL PROPERTY

15. Intellectual property and related material, including any trade secrets, moral rights, goodwill, relevant registrations or applications for registration, and rights In any patent, copyright, trademark, trade dress, industrial design and trade name (the "Intellectual Property") that is developed or produced under this Agreement, will be to sole property of to Client. The use of the Intellectual Property by the Client will not be restricted in any manner.
16. The Consultant may not use to Intellectual Property for any purpose other than that contracted for in this Agreement except with the written consent of the Client. The Consultant will be responsible for any and all damages resulting from to unauthorized use of to Intellectual Property.
17. Methods, procedures, techniques, best practices, know-how and any other tools of the trade that were in possession of the Consultant prior to this agreement or that may be developed during the course of this agreement are explicitly excluded as Intellectual Property of the Client and the Consultant shall in no way be restricted to use and apply such methods, procedures and techniques in consulting relationships with any other third party during and after the Term of this Agreement.

RETURN OF PROPERTY

18. Upon the termination of this Agreement, the Consultant will return to the Client any property, documentation, records, or Confidential Information which is the property of the Client.

CAPACITY/INDEPENDENT CONSULTANT

19. In providing the Services under this Agreement it is expressly agreed that the Consultant is acting as an independent contractor and not as an employee. The Consultant and the Client acknowledge that this Agreement does not create a partnership or joint venture between them, and is exclusively a contract for service.

NO EXCLUSIVITY

20. The Parties acknowledge that this Agreement is non-exclusive and that either Party will be free, during and after the Term, to engage or contract with third parties for the provision of services similar to the Services.

NOTICE

21. Notices, requests, demands or other communications required or permitted by the terms of this Agreement be given in writing and delivered to the Parties at the following email:
    - Client: zel@petroliacanada.ca
    - Consultant: qbeasley@criticalupdate.net

or to such other address as either Party may from time to time notify the other.

MODIFICATION OF AGREEMENT

22. Any amendment or modification of this Agreement or additional obligation assumed by either Party in connection with this Agreement will only be binding if evidenced in writing signed by each Party or an authorized representative of each Party.

ASSIGNMENT

23. The Consultant will not voluntarily, or by operation of law, assign or otherwise transfer obligations under this Agreement without the prior written consent of the Client.

ENTIRE AGREEMENT

24. It is agreed that there is no representation, warranty collateral agreement or condition affecting this Agreement except as expressly provided in this Agreement.

GOVERNING LAW

25. This Agreement will be governed by and construed in accordance with the laws of the Province of Alberta.

SEVERABILITY

26. In the event that any of the provisions of this Agreement are held to be invalid or unenforceable in whole or in part, all other provisions will nevertheless continue be valid and enforceable with the invalid or unenforceable parts severed from the remainder of this Agreement.

WAIVER

27. The waiver by either Party of a breach, default, delay or omission of any of the provisions of this Agreement by the other Party will not be construed as a waiver of any subsequent breach of the same or other provisions.

IN WITNESS WHEREOF the Parties have duly affixed their signatures under hand and seal on this 31st day of July, 2018.

Petrolia Canada Corporation

Per:________________________ (Seal)
Zel C. Khan, CEO & President

Critical Update, Inc.

Per: ________________________ (Seal)
Quinten Beasley, CEO & President

Schedule A
Consulting Services Agreement

Sr. Vice President

The Sr. Vice President will report directly to the CEO of PCC.

Job Duties:

- Work with senior management
- Corporate Governance services
- Corporate IT Management and support
- Operational Support services
- Hosting Services
- Administrative Services
- Role and responsibilities may change as needed

Registered Agent and Director of the Board

The Director will report directly to the CEO of PCC.

Job Duties:

- Work with the other Board of Directors
- Act in the best interests of the shareholders
- Act as the resident Registered Agent for the Corporation

EXHIBIT 3

LOAN AGREEMENT

February 2, 2019

WHEREAS FAQ Investments (the **"Lender"**) and Petrolia Canada Corporation (the **"Borrower"**) wish to enter into this loan agreement (the "Loan Agreement") which provides a loan of CAD $150,045.00 ("Principal Loan") at an interest rate of 9%.

NOW THEREFORE, in consideration of paying the loan in full upon the terms hereof, the Lender and the Borrower covenant and agree as follows:

Borrower:	Petrolia Canada Corporation
Guarantor(s):	Petrolia Canada Corporation (the "Guarantor" or "Loan Party").
Lender:	FAQ Investments Inc.
Loan:	$150,045.00 ("Principal Loan").
Loan Purpose:	Luseland, Cuthbert, Heart Hills - Saskatchewan (Prospera) 3% undivided Working Interest Acquisition
Effective Date:	February 2, 2019
Maturity Date:	February 2, 2021
Interest Rate:	The Borrower shall pay an annual interest rate of 9% until Maturity.
Security:	The Lender holds security (the "Security") against Borrower's assets. a 3% undivided working interest of the former Cona Acquisition (Heart Hills, Luseland, Cuthbert leases) that were purchased by Prospera Energy and brokered through Blue Sky Resources Ltd.;
Representations and Warranties:	Borrower represents and warrants to the Lender that:

1. it has been duly incorporated and is in good standing under the legislation governing it, and it has the powers, permits, and licenses required to operate its business or enterprise and to own, manage, and administer its property;

2. this Loan Agreement constitutes. the Security, and the Warrants and other agreements shall constitute, legal, valid, and binding obligations of itself, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, or similar laws affecting creditors' rights generally and to the availability of equitable remedies;

3. it has the right to pledge, charge, mortgage, or lien its assets in accordance with the Security contemplated by this Loan Agreement;

4. it is presently in good standing under, and shall duly perform and observe, all material terms of all material documents, agreements, and instruments affecting or relating to its petroleum and natural gas assets (collectively, the "PNG Agreements");

5. the Borrower is Petrolia Canada Corporation, its co-guarantor is its parent company, Petrolia Energy Corporation.

6. it is not involved in any dispute or legal proceedings likely to materially affect its financial position or its capacity to operate its business;

7. without limiting the generality of clause 4 above with respect to the PNG Agreements, it is not in default under any other contracts to which it is a party or under the applicable legislation and regulations governing the operation of its business or its property, including all material environmental requirements except where such default or non-compliance could not reasonably be expected to have a material adverse effect on the Borrower or its property;

8. it is not in default under the contracts to which it is a party or under the applicable legislation and regulations governing the operation of its business or its property, including all material environmental requirements, other than arrears in payment of amounts outstanding to suppliers and service providers, which have been disclosed to the Lender;

9. it has provided to the Lender all material information in the possession of or available to it and relevant to the Lender's review and assessment of the Loan, Security and the structure of the Loan Parties and, all such information is true, complete and accurate;

10. it has all the requisite power, authority and capacity to execute and deliver this Loan Agreement and the Security (to which it is a party) and to perform its obligations hereunder and thereunder;

11. the execution and delivery of this Loan Agreement and the Security (to which it is a party) and the performance of the terms of this Loan Agreement and Security do not violate the provisions of its contacting documents or its by-laws or any law, order, rule or regulation applicable to it and have been validly authorized by it; and

12. the execution, delivery and performance of the terms of this Loan Agreement and the Security (to which it is a party) shall not constitute a breach of any agreement to which it or its property, assets or undertaking are bound or affected.

Unless expressly stated to be made as of a specific date, the

representations and warranties made in this Loan Agreement shall survive the execution of this Loan Agreement and all Security, and shall be deemed to be repeated as of the date of each drawdown under the Loan subject to modifications made by the Borrower to the Lender in writing and accepted by the Lender. The Lender shall be deemed to have relied upon such representations and warranties at each such time as a condition of making each drawdown under the Loan or continuing to extend the Loan.

Affirmative Covenants:

Each of the Loan Parties covenants and agrees that it shall:

1. pay all sums of money when due and payable by it to the Lender under this Loan Agreement and the Security;
2. in the case of the Borrower, carry on business and operate its petroleum and natural gas reserves in accordance with good practices consistent with accepted industry standards and pursuant to applicable agreements, regulations, and laws;
3. maintain its corporate existence and comply with all applicable laws;
4. pay, when due, all taxes, assessments, deductions at source, crown royalties, income tax or levies for which the payment is guaranteed by legal privilege, prior claim, or legal hypothec, without subrogation or consolidations;
5. comply with all regulatory bodies and provisions regarding environmental procedures and controls;
6. upon reasonable notice, allow the Lender access to its books and records and to visit and inspect its assets and place of business: and

inform the Lender of any event or action which would have a material adverse impact on its operational or financial affairs, including the sale of assets, guarantees, or alterations of type and business.

Events of Default:

The Lender may accelerate the payment of any such outstanding amounts and cancel availability of any undrawn portion of any of the Loan at any time after the occurrence of anyone or more of the following events (each an **"Event of Default"**):

1. failure by the Borrower to pay principal, interest and fees when due;
2. any material representations and warranties made by a Loan Party are incorrect in any material respect;
3. any breach of applicable law by a Loan Party;
4. any breach by a Loan Party of, or failure of a Loan Party to perform, any covenant set forth in this Loan Agreement

or any of the Security to which it is a party (other than covenants referred to elsewhere in this Events of Default section) if such breach or failure continues unremedied for more than 30 business days after the Borrower first receives notice from the Lender requiring the applicable Loan Party to remedy such breach or failure;

5. the bankruptcy or insolvency of a Loan Party, or any action is taken for the winding up, liquidation or any appointment of any person with respect to such bankruptcy or insolvency;

6. any cross default as a result of a failure in the performance or observance of any material term or condition in respect of any other indebtedness or obligation of a Loan Party under this Loan Agreement or any of the Security to which it is a party or under any other material agreement to which it is a party; or

any event which has happened or is expected to happen which would have a material adverse effect on a Loan Party.

Indemnity:

The Loan Parties jointly and severally indemnify the Lender against any loss, costs, claims, actions, suits, damages, expenses or liabilities of any and every kind which the Lender may sustain or incur, directly or indirectly, as a consequence of the entry into and performance of this Loan Agreement and any of the Security, the use of funds advanced under this Loan Agreement, the consummation of any transaction contemplated by this Loan Agreement, any litigation or claim commenced arising out of the execution, delivery or performance of, or the enforcement of any right under this Loan Agreement or any of the Security, a default by any Loan Party in the payment or performance of any obligations (including any representation or warranty made herein by a Loan Party being incorrect at the time it was made or deemed to have been made), the failure by a Loan Party to comply with any of its covenants in this Loan Agreement or in any of the Security, or the occurrence of any other default or Event of Default, except where such loss, costs, claims, actions, suits, damages, expenses or liabilities arise by reason of the gross negligence or willful misconduct of the Lender. The indemnities in this Loan Agreement shall extend to the agents and assignees of the Lender and. for certainty, those for whom the Lender acts as agent hereunder, and the Loan Parties shall hold the benefit of such indemnities in trust for such indemnified parties to the extent necessary to give effect hereto.

The provisions, undertakings, and indemnifications set out in this Loan Agreement, shall survive the satisfaction and release of the Security and payment and satisfaction of the indebtedness and liability of the Loan Parties to the Lender.

Costs:

Each party shall be responsible for its own legal costs.

General:

The insertion of headings in this Loan Agreement is for convenience of reference only and shall not affect the construction or interpretation of this Loan Agreement. The terms "this Loan Agreement", "hereof", "hereunder", "herein" and similar expressions refer to this Loan Agreement and not to any particular Section or other portion hereof and include any agreement supplemental hereto.

Words importing the singular number only shall include the plural and vice versa, words importing the masculine gender shall include the feminine and neuter genders and vice versa, words importing persons shall include individuals, partnerships, associations, trusts, unincorporated organizations and corporations and vice versa and words and terms denoting inclusiveness (such as "include" or "includes" or "including"), whether or not so stated, are not limited by their context or by the words or phrases which precede or succeed them.

Reference herein to any agreement, instrument, license or other document shall be deemed to include reference to such agreement, instrument, license or other document as the same may from time to time be amended, modified, supplemented or restated in accordance with the provisions of this Loan Agreement if and to the extent such provisions are applicable; and reference herein to any enactment shall be deemed to include reference to such enactment as re-enacted, amended or extended from time to time and to any successor enactment.

The Borrower agrees that all information provided by it to the Lender may be disclosed to the Lender's consultants, advisors and legal counsel.

The Borrower shall do all things and execute all documents reasonably deemed necessary or appropriate by the Lender, for the purposes of giving full force and effect to the terms, conditions, undertakings, and security granted or to be granted hereunder.

It is understood and agreed that the execution, delivery and registration of the Security shall in no way merge or extinguish this Loan Agreement or the terms and conditions hereof, which shall survive and continue in full force and effect. When a contradiction or conflict exists between an express term of any of the Security and an express term of this Loan Agreement, the term of this Loan Agreement shall govern and prevail. For greater certainty a term contained in the Security and not contained in the Loan Agreement and vice versa is not a contradiction or conflict with the other. Notwithstanding the foregoing, if there is any right or remedy of the Lender set out in any of the Security or any part of which is not set out or provided for in this Loan Agreement, such additional right shall not constitute a conflict or inconsistency.

If any amount due to the Lender is not paid when due, then Borrower shall pay interest on such unpaid amount if and to the

fullest extent permitted by applicable law but not exceeding 19% per annum, provided such default is cured in 30 days from the date of the default. After the occurrence of an Event of Default, the Lender shall be entitled to charge $250 per hour for recorded time to administer its Loan and in exercising its rights and remedies under this Loan Agreement and the Security.

All interest rates specified are nominal annual rates. The effective annual rate in any case shall vary with payment frequency. All interest payable hereunder bears interest as well after as before maturity, default and judgment with interest on overdue interest at the applicable rate payable herein.

In accordance with prudent lending practices of knowing your client, the Borrower acknowledges that the policies and procedures of the Lender require investigation, verification and recording of information regarding the Borrower, the Guarantors, their directors, officers and shareholders and other persons in control of any Loan Party. Subject to any applicable privacy laws, the Loan Parties agree to promptly provide all information as may be reasonably requested by the Lender, including supporting documentation and other evidence, in order to comply with the Lender's internal policies and anti-money laundering and anti-terrorist legislation. Subject to compliance with any applicable privacy laws, the Loan Parties hereby authorize any personal information agent, financial institution, creditor, tax authority, employer, or any other person including any public entity, having information concerning the Loan Parties or their respective property, more particularly any financial information or information with respect to any undertaking, guarantee, or suretyship given by the Loan Parties, to supply such information to the Lender in order to verify the accuracy of all information furnished or to be furnished from time to time to the Lender and to ensure the solvency of any Loan Party at all times.

Requirements: The Borrower hereby agrees to provide to the Lender written notice of a change in name or address immediately.

Assignment: The rights or obligations of the Borrower herein and the amount of the Loan may be transferred or assigned by the Borrower subject to written approval of the Lender, acting reasonably. The Lender may assign all or any part of the Loan, the Security and this Loan Agreement without the consent of the Borrower but shall notify the Borrow within a reasonable time frame of such assignment occurring.

Binding Agreement: The terms and conditions of this Loan Agreement are binding and legal obligations and shall constitute a commitment on the part of the Borrower and the Lender.

Confidentiality: This Loan Agreement is delivered to you on the understanding that neither it nor its contents shall be disclosed to any other party except to counsel, accountants, employees and agents of the Borrower who are specifically involved in the transaction.

Lender's Role:

Nothing contained in this Loan Agreement, the Security or any related documentation shall in any way be deemed to be or be construed as creating the relationship of joint venturer or partner or co-venturer with the Loan Parties. The parties each acknowledge and agree that the relationship between them is solely and exclusively one of borrower and lender.

Counterparts:

This Loan Agreement may be executed by the parties hereto in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same document. Executed copies may be delivered by facsimile transmission or electronic mail transmission and it shall not be necessary to confirm execution by delivery of originally executed documents.

Currency:

All references to amounts in this agreement, unless otherwise described, are in Canadian Dollars.

Rights and Remedies Cumulative:

The rights, remedies and powers of the Lender under this Loan Agreement and the Security, at law and in equity are cumulative and not alternative and are not in substitution for any other remedies, rights or powers of the Lender, and no delay or omission in exercise of any such right, remedy or power shall exhaust such rights, remedies and powers to be construed as a waiver of any of them.

Waivers and Amendments:

No term, provision or condition of this Loan Agreement or any of the Security, may be waived, varied or amended unless in writing and signed by a duly authorized officer of the Lender.

Governing Law:

This Loan Agreement shall be construed, governed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the Province of Alberta and the laws of Canada applicable therein.

Notice:

All notices which may or are required to be given pursuant to this Loan Agreement shall be in writing and shall be addressed as follows:

If to the Borrower:

Petrolia Canada Corporation
Attention: Zel C. Khan, CEO
1500 14 St SW Suite 335
Calgary, AB T3C 1C9

With a copy by email to: zel@petroliaenergy.com

If to the Lender:

FAQ Investments
Attention: Quinten Beasley, Managing Director

1500 14 St SW Suite 320
Calgary AB T3C 1C9

With a copy by email to: qb@faqinvestments.com

or such other addresses or emails as the parties may advise by notice in writing. All communications provided for or permitted hereunder shall be in writing, personally delivered to an officer or other responsible employee of the addressee or sent by email set forth above or to such other address or email as the recipient may from time to time designate to the other in such manner. Any communication so personally delivered or sent by email shall be deemed to have been validly and effectively given on the date of such delivery or facsimile, as the case may be.

Joint and Several Liability: If more than one person is designated as Guarantor, then each such person shall be jointly and severally liable for all of the indebtedness, liabilities, covenants, representations, warranties and other obligations of the Guarantors set out in this Loan Agreement. If more than one person is designated as a Loan Party, then each such person shall be jointly and severally liable for all of the indebtedness, liabilities, covenants, representations, warranties and other obligations of the Loan Parties set out in this Loan Agreement.

Waiver of Jury Trial: The Borrower hereby irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to this Loan Agreement, the Security or any other document or the transactions contemplated hereby or thereby (whether based on contract, tort or any of other theory).

AGREED AND ACCEPTED as of the 2nd day of February 2019.

Witness

FAQ INVESTMENTS
Lender

Per:
Name: Quinten Beasley
Title: Managing Director

PETROLIA CANADA CORPORATION
Borrower

Per:
Name: Zel C. Khan
Title: CEO

EXHIBIT 4

Heather Monk, CPA

February 11, 2022

Ricardo Hsu
Jovian Petroleum Corporation
710 N. Post Oak, Suite 512
Houston, TX 77024
Ricardo.h@jovianpetroleum.com

Dear Mr. Hsu,

Our firm has been retained by Petrolia Energy Corporation to review the Jovian Petroleum Corporation Line of Credit (LOC) account balance that was assigned to Blue Sky Resources Ltd. on February 3, 2022, per the attached document. After an initial review of the Jovian Petroleum LOC account, **we ask that you provide supporting documents and explanations for the following seven transactions.**

- 01/30/2019 - increase in Jovian Petroleum LOC in the amount of **$11,163.62** USD and how that balance might be associated with a FAQ Investments $15,000.00 CAD wire deposit into Petrolia Canada Corporation's Bank of Montreal on 01/30/2019.

- 01/30/2019 – increase in Jovian Petroleum LOC in the amount of **$74,424.14** USD and how that balance might be associated with moving a Blue Sky Resources $100,000.00 CAD Note Payable from Petrolia Canada Corporation accounting books to Petrolia Energy Corporation accounting books. Additionally, if Jovian Petroleum Corporation or Blue Sky Resources has a copy of the executed $100,000.00 CAD Note Payable between Blue Sky Resources and Petrolia Canada Corporation, please provide a copy.

- 01/30/2019 or 02/01/2019 - increase in Jovian Petroleum LOC in the amount of **$185,045.00** USD and how that balance might be associated with a FAQ Investments Loan Agreement of $150,045.00 CAD dated February 2, 2019, between FAQ Investments (Lender) and Petrolia Canada Corporation (Borrower). Additionally, does Jovian Petroleum Corporation have any evidence that Petrolia Canada Corporation ever received the $150,045.00 CAD from FAQ Investments?

- 02/01/2019 – increase in Jovian Petroleum LOC in the amount of **$18,606.04** USD and how that balance might be associated with moving a Blue Sky Resources $25,000.00 CAD Note Payable from Petrolia Canada Corporation accounting books to Petrolia Energy Corporation accounting books. Additionally, if Jovian Petroleum Corporation or Blue Sky Resources has a copy of the executed $25,000.00 CAD Note Payable between Blue Sky Resources and Petrolia Canada Corporation, please provide a copy.

- 04/01/2019 – increase in Jovian Petroleum LOC in the amount of **$174,380.89** USD and how that balance might be associated with paying off in full a Note Payable to Blue Sky Resources on behalf of Petrolia Canada Corporation. Additionally, does Blue Sky Resources confirm that the associated Note Payable was paid in full as declared by Jovian Petroleum in a memo dated April 1, 2019?

21040 Highland Knolls Drive
Suite 200-9
Katy, TX 77450

T 832.655.4031

heather@hmonkcpa.com

- 09/30/2019 – increase in Jovian Petroleum LOC in the amount of **$125,000.00** USD and how that balance might be associated with paying off in full a Note Payable to Arshad Farooq on behalf of Petrolia Energy Corporation. Additionally, does Jovian Petroleum Corporation have any evidence that Petrolia Energy Corporation ever received the $125,000.00 USD from Arshad Farooq?

- 01/17/2020 – increase in Jovian Petroleum LOC in the amount of **$150,000.00** USD and how that balance might be associated with a $150,000.00 deposit by The Glenmede Trust (i.e., Emmett Lescroart) into Petrolia Energy Corporation's Chase Bank also on January 17, 2020.

The documents and information requested can be returned to me by email at heather@hmonkcpa.com or mailed to my office at 20140 Highland Knolls Dr, Suite 200-9, Katy, TX 77450. I appreciate your prompt attention to this.

Thank you,

Heather Monk, CPA

CC:

Zel Kahn (zel@jovianpetroleum.com)
Ilyas Chaudhary (ilyas@blueskyep.com)
Quinten Beasley (qb@faqinvestments.com)
Mark Allen (mark.a@petroliaenergy.com)